UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2020

ASHFORD HOSPITALITY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-31775	86-1062192
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas	75254
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972)490-9600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AHT	New York Stock Exchange
Preferred Stock, Series D	AHT-PD	New York Stock Exchange
Preferred Stock, Series F	AHT-PF	New York Stock Exchange
Preferred Stock, Series G	AHT-PG	New York Stock Exchange
Preferred Stock, Series H	AHT-PH	New York Stock Exchange
Preferred Stock, Series I	AHT-PI	New York Stock Exchange

Item 7.01. Regulation FD Disclosure.

Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that the Company has received a letter threatening litigation with respect to the Company’s 19-hotel BAML Highland Pool from one of its lenders, Brookfield Asset Management (“Brookfield”), in connection with distributions made by one of the Company’s borrower subsidiaries to the Company, prior to the World Health Organization characterizing the novel coronavirus (COVID-19) as a pandemic and prior to the White House declaring a National Emergency.

“It’s unfortunate that during this unprecedented crisis throughout our nation involving a National Emergency and pandemic when hundreds of thousands of Americans have been infected by -- and many thousands of Americans have died from -- the novel coronavirus (COVID-19), Brookfield would move so quickly to threaten our hotel operations,” commented Monty J. Bennett, Ashford Trust’s Chairman of the Board. “Our strategic actions in response to the crisis have been focused on protecting our hotels, ensuring the safety of our associates, and having a path to return our hotels to profitability. Some of our hotels have been forced to close as a result of government stay-at-home orders or other government edicts. Hotels that remain open are mostly operating in the low-single digit occupancy range and suffering operating cash flow shortfalls. We have stopped making payments on substantially all of our mortgage and mezzanine loans and have asked all of our lenders and most of our ground lessors to forbear while we work through these tough times. Despite this difficult operating environment, several of our properties are working proactively to support the communities we serve by providing a place of refuge for first responders, healthcare workers, and others needing shelter. Given this situation, many hotel owners across the country are also seeking forbearance from their lenders in order to gain some relief to help make it through the devastating economic impact on the hotel industry.

While most of our lenders are working with us on forbearance in good faith, it is unfortunate that Brookfield immediately hired lawyers and sent a demand letter to our board, in which they threatened our board members personally. This is the exact behavior that frustrates so many about Wall Street. On Good Friday, Brookfield’s outside counsel sent us a letter making threats and demands of us by noon on Monday, the day after Easter, during a worldwide pandemic that has devastated the hotel industry. We believe that Brookfield’s threatened claims are without merit and come at a time when our hotel properties are struggling from the sudden and massive reduction in travel. We encourage Brookfield to work productively with us and engage in a constructive dialogue instead of threatening litigation as we try to collectively navigate this very difficult time.”

Item 7.01 of this Current Report on Form 8-K is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to liabilities of that Section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ ROBERT G. HAIMAN
Robert G. Haiman
Executive Vice President, General Counsel & Secretary

Date: April 13, 2020